Exhibit 99.3

CONTACT:	Rick Howe Director, Corporate Communications (858) 207 - 5859
BIOMED REALTY, L.P. COMPLETES $180 MILLION OFFERING OF
3.75% EXCHANGEABLE SENIOR NOTES, INCLUDING FULL EXERCISE OF
INITIAL PURCHASERS’ OVER-ALLOTMENT OPTION
SAN DIEGO, Calif. — January 11, 2010 — BioMed Realty Trust, Inc. (NYSE: BMR) today announced that its operating partnership subsidiary, BioMed Realty, L.P., has completed its previously announced private placement of 3.75% Exchangeable Senior Notes due 2030 (the “Notes”). The company also announced that the initial purchasers fully exercised their option to purchase additional notes to cover over-allotments, resulting in a total sale of $180 million in aggregate principal amount of Notes.
The company estimates that the net proceeds from this offering will be approximately $174 million, after deducting initial purchasers’ discounts and estimated offering expenses. The operating partnership intends to use the net proceeds from the private offering to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.
The Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The Notes and the common stock of BioMed Realty Trust issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and have not been, and may not be, offered or sold in the United States absent registration or an applicable exemption from registration requirements. BioMed Realty Trust has agreed to file a registration statement regarding resales of the shares of common stock of BioMed Realty Trust issuable upon exchange of the Notes with the Securities and Exchange Commission within 180 days of the closing of this private placement. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Safe Harbor Statement
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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